Acquisition of Slade's Ferry Bancorp. Parent of October 12, 2007

Strategic Rationale - Building Franchise and Shareholder Value Contiguous market expansion in S.E. Mass. - State's fastest growing region Significant share improvement in vital Providence - New Bedford corridor Adding a solid loan and deposit base Ability to further penetrate SFBC customer base with INDB's deeper product set Financially attractive transaction

Slades Ferry Bancorp. Profile As of 6/30/07 Assets: $ 628 MM Loans: $ 434 MM Deposits: $ 426 MM Stockholders Equity: $ 51MM Efficiency Ratio*: 76% NPA %: 0.39% Net Charge-Offs *: 0 b.p. * YTD '07 annualized

INDB/SFBC Footprint INDB: 51 Branches SFBC: 9 Branches

Significant Deposit Share Improvement in Providence-New Bedford Corridor Source: SNL Financial; Deposit/Market Share data as of June 30, 2006

Rail Lines Existing Under Construction Proposed Highway Rt. 44 Expansion Potential Gaming Site Growth Market Infrastructure

Slades Bank - High Quality Loan Portfolio Q2 '07 Resi Mort. Comm'l Home Eq./Consumer Comm'l Real Estate $434 MM 0.31 0.11 0.04 0.54 $434 MM NPA %: 0.39% Net Chargeoffs (YTD): $0

Bringing INDB's Deeper Product Set to SFBC's Customer Base Consumer Commercial Wealth Management Home Equity Deposit Services Marketing Programs Commercial Banking New Market Tax Credit Program IRS Sec. 1031 Services (Compass Exchange) Investment Management & Trust AUM: $1B+ 3 Inv. Centers SFBC Customers

Smooth Integration Expected INDB's operating platform highly leverageable INDB management experienced in bank acquisitions Thorough due diligence performed

Summary of Significant Terms Structure: 75% stock, 25% cash Exchange Ratio: Fixed 0.818 INDB shares for each share Cash Price: $25.50 per share Aggregate Value: $105.2 million(1) Approvals: Regulatory and SFBC shareholders Expected closing: Q1 2008 Transaction multiples: Price/Book - 2.07 x Price/Tangible Book - 2.17 x Core Deposit Premium - 16.7% Price/Earnings (LTM) - 28.0 x Price/Earnings (LTM) - 13.7 x w/ assumed savings (1) Purchase price at closing will vary with the movements in INDB stock price

Financially Attractive Transaction Key Assumptions Cost savings: Pretax $6 million (40% of SFBC base) 75% realized in 2008, 100% in 2009 Restructuring and other transaction charges (est): Capitalized after-tax restructuring charge of $9.3MM and one time after-tax merger related expenses of $0.6MM Core deposit intangible: Amortized over 7 years Financing cost: 5% pre-tax cost of cash Earnings impact: Based on analyst consensus estimates for 2008 Expectation 1-2 cents accretive to E.P.S. in 2008 (ex. One time charges) 15 % IRR

APPENDIX

Balance Sheet Highlights

Loan Mix C&I Commercial RE Residential RE Consumer

Funding Mix Demand Deposits Savings & Int Checking Time Deposits Borrowings

Statements contained in this presentation that are not historical facts are "forward- looking statements" that are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. NASDAQ Ticker: INDB www.rocklandtrust.com Denis Sheahan - CFO Shareholder Relations: Jennifer Kingston (781) 878-6100